Castle Brands Announces Fiscal 2017 Third Quarter Results

Gross Profit Increased 14.4% on Net Sales Increase of 6.4%
Driven by Continued Strong Growth of Jefferson’s, Goslings, and Irish whiskey portfolios

NEW YORK – February 9, 2017 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the three and nine months ended December 31, 2016.

Operating highlights for the quarter ended December 31, 2016:

•	Net sales increased 6.4% to $18.3 million for the third quarter of fiscal 2017, as compared to $17.2 million for the comparable prior-year period.

•	Total gross profit increased 14.4% to $7.7 million, as compared to $6.7 million for the comparable prior-year period.

•	Net income attributable to common shareholders of $0.4 million versus a loss of ($0.8) million for the comparable prior-year period.

•	EBITDA, as adjusted, improved by 132.1% to $1.6 million, as compared to $0.7 million in fiscal 2016.

•	Continued strong growth of Jefferson’s bourbons and the Irish whiskies led to a 14.5% increase in whiskey revenues from the comparable prior-year period.

•	Goslings Stormy Ginger Beer case sales increased 42.9% to approximately 339,000 cases from approximately 237,000 in the comparable prior-year period.

•	In addition to continuing its new fill programs, the Company purchased an additional 1,000 barrels of aged bourbon to support the continued growth of Jefferson’s.

•	The Company entered into five-year exclusive distribution agreement for The Arran Malt Single Malt Scotch Whisky and Robert Burns Single Malt Whisky and Blended Scotch Whisky in the US market.

“Continued strong growth of our more profitable brands, such as Jefferson’s and our Irish whiskeys, resulted in solid revenue growth and even greater growth in gross profit. This allowed us to increase income from operations, report net income and increase EBITDA, as adjusted. We expect these trends of increasing sales and improving financial performance to continue over the balance of the fiscal year and beyond,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“The combination of our new fill whiskey program, coupled with opportunistic purchases of aged whiskies, enables us to build our substantial reserves of aged bourbon to support continued strong growth of our Jefferson’s brand. The third quarter saw the launch of the Ninth Voyage of our Jefferson’s Ocean Aged at Sea® Bourbon, as well as the introduction of Jefferson’s Reserve Old Rum Cask Finish and Jefferson’s Reserve Pritchard Hill® Cabernet Cask Finish. We plan to expand our wine finishes program and introduce several other new Jefferson’s expressions in the coming quarters. We also increased our Irish whiskey offerings and expanded our barrel program for Knappogue Castle Whiskey. We see the Isle of Arran Distillers’ award-winning, premium brands as a good complement to our existing whiskies portfolio. We expect to continue to drive strong sales increases for our whiskey portfolio,” stated John Glover, Chief Operating Officer of Castle Brands.

Goslings Stormy Ginger Beer sales for the 12 months ended December 31, 2016 exceeded 1.2 million cases, making Goslings Stormy Ginger Beer the best-selling premium ginger beer in America. The growing popularity of ginger beer cocktails, including Goslings’ trademarked “Dark ‘n Stormy”® cocktail, has been an important growth driver for the brand. We are also increasing the prominence of the Goslings brand through our sponsorship of the 35th America’s Cup. The America’s Cup has become an extreme sport and millions of viewers are following this very high-profile event. Europe and the United States hosted races in 2015 and 2016 and AC35 will culminate with the Challenger Playoffs and Finals in Bermuda in 2017. Goslings will have far more visibility and global reach than ever before with an enormous audience that goes well beyond the demographics of the sailing world,” Mr. Glover added.

For the Three and Nine Months Ended December 31, 2016

For the three months ended December 31, 2016, the Company had net sales of $18.3 million, a 6.4% increase from net sales of $17.2 million in the comparable prior-year period. This sales growth was primarily driven by the U.S. sales growth of Jefferson’s bourbons and Goslings Stormy Ginger Beer. Net income was $0.9 million for the three months ended December 31, 2016as compared to a net loss of ($0.6) million in the comparable prior-year period. Net income attributable to common shareholders was $0.4 million, or $0.00 per basic and diluted share, million for the three months ended December 31, 2016, as compared to ($0.8) million, or ($0.01) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the for the three months ended December 31, 2016 improved to $1.6 million as compared to $0.7 million for the comparable prior-year period.

For the nine months ended December 31, 2016, the Company had net sales of $54.7 million, a 4.7% increase from net sales of $52.3 million in the comparable prior-year period. Net loss was ($0.2) million for the nine months ended December 31, 2016, as compared to a net loss of ($2.1) million in the comparable prior-year period. Net loss attributable to common shareholders was ($1.0) million, or ($0.01) per basic and diluted share, for the nine months ended December 31, 2016, as compared to ($2.9) million, or ($0.02) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the nine months ended December 31, 2016 was $3.1 million and $2.2 million for the comparable prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, other expense (income), net, income from equity investment in non-consolidated affiliate, foreign exchange and net income attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net income (loss) attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium beverage alcohol brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon, Jefferson’s Wine Finish Collection and Jefferson’s Wood Experiments, Goslings® Rums, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka, Brady’s® Irish Cream, The Arran Malt® Single Malt Scotch Whisky, The Robert Burns Scotch Whisky and Machrie Moor Scotch Whisky. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2016, as amended, and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2016	2015	2016	2015
Sales, net*	$18,309,539	$17,207,372	$54,688,255	$52,256,960
Cost of sales*	10,639,299	10,505,277	32,574,640	31,871,149

Gross profit	7,670,240	6,702,095	22,113,615	20,385,811

Selling expense	4,642,419	4,618,614	14,304,931	13,911,772
General and administrative expense	1,922,675	1,751,369	6,053,569	5,508,792
Depreciation and amortization	251,410	235,250	758,507	696,575

Income from operations	853,736	96,862	996,608	268,672

Other expense, net	(70)	—	(403)	(221)
Income from equity investment in non-consolidated affiliate	26,362	4,500	49,682	9,013
Foreign exchange gain (loss)	68,720	(41,634)	145,208	(131,213)
Interest expense, net	(330,165)	(271,677)	(969,294)	(786,477)

Income (loss) before provision for income taxes	618,583	(211,949)	221,801	(640,226
Income tax benefit (expense), net	273,781	(383,962)	(414,994)	(1,487,886)

Net income (loss)	892,364	(595,911)	(193,193)	(2,128,112)
Net income attributable to noncontrolling interests	(469,798)	(211,792)	(850,770	(814,524)

Net income (loss) attributable to common shareholders	$422,566	$(807,703)	$(1,043,963)	$(2,942,636)

Net income (loss) per common share, basic, attributable to common shareholders	$0.00	$(0.01)	$(0.01)	$(0.02)

Weighted average shares used in computation, basic, attributable to common shareholders	160,963,862	160,031,891	160,728,918	159,119,831

Net income (loss) per common share, diluted, attributable to common shareholders	$0.00	$(0.01)	$(0.01)	$(0.02)

Weighted average shares used in computation, diluted, attributable to common shareholders	165,245,935	160,031,891	160,728,918	159,119,831

• Sales, net and Cost of sales include excise taxes of $1,646,486 and $1,542,619 for the three months ended December 31, 2016 and 2015, respectively, and $5,275,187 and $5,230,618 for the nine months ended December 31, 2016 and 2015, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of net income (loss) attributable to common shareholders to EBITDA, as adjusted
(Unaudited)

	Three months ended		Nine months ended
	December 31,		December 31,

	2016	2015	2016	2015
Net income (loss) attributable to common shareholders	$422,566	$(807,703)	$(1,043,963)	$(2,942,636)

Adjustments:
Interest expense, net	330,165	271,677	969,294	786,477
Income tax (benefit) expense, net	(273,781)	383,962	414,994	1,487,886
Depreciation and amortization	251,410	235,250	758,507	696,575

EBITDA income	730,360	83,186	1,098,833	28,302

Allowance for doubtful accounts	11,550	9,000	34,650	52,000
Allowance for obsolete inventory	50,000	—	150,000	100,000
Stock-based compensation expense	409,511	338,023	1,172,008	1,036,412
Other expense, net	70	—	403	221
Income from equity investments in non-consolidated affiliate	(26,362)	(4,500)	(49,682)	(9,013)
Foreign exchange loss (gain)	(68,720)	41,634	(145,209)	131,213
Net income attributable to noncontrolling interests	469,798	211,792	850,770	814,524

EBITDA, as adjusted	$1,576,207	$679,135	$3,111,773	$2,153,659

# # #

Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com